Exhibit 3.1


                                                     FEDERAL IDENTIFICATION
                                                     NO. 04-2464749
                                                         ------------------

                      The Commonwealth of Massachusetts
                           William Francis Galvin
                        Secretary of the Commonwealth
            One Ashburton Place, Boston, Massachusetts 02108-1512

                      CERTIFICATE OF VOTE OF DIRECTORS
                   ESTABLISHING A CLASS OR SERIES OF STOCK
                  (General Laws, Chapter 156B, Section 26)

We,   Peter J. Murphy                     , *President/XXXXXXXXXXXXXXX,
    --------------------------------------

and   Edward D. Kutchin                   , *Clerk/XXXXXXXXXXXXXXXXXXX,
    --------------------------------------

of   Parlex Corporation                                               ,
    ------------------------------------------------------------------
                         (Exact name of corporation)

located at:   One Parlex Place, Methuen, MA 01844                     ,
            ----------------------------------------------------------
              (Street Address of corporation in Massachusetts)

do hereby certify that at a meeting of the directors of the corporation
held on   May 6, 2004,   the following vote establishing and designating a
class or series of stock and determining the relative rights and preferences thereof was duly adopted:

              See attached terms of Series A Convertible
              Preferred Stock.


                                                            [STAMPED]

                                                       SECRETARY OF STATE
                                                            RECEIVED

                                                       04 MAY - 7 AM 9:08

                                                      CORPORATIONS DIVISION



*     Delete the inapplicable words.
Note: Votes for which the space provided above is not sufficient should be provided on one side of separate 8 1/2 x 11 sheets of white paper, numbered 2A, 2B, etc., with a left margin of at least 1 inch.

                    SERIES A CONVERTIBLE PREFERRED STOCK

                                     OF

                             PARLEX CORPORATION

                         __________________________


      1. Designation and Amount. The shares of this series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be one hundred fifty thousand (150,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into or exchangeable for Series A Preferred Stock.

      2.    Dividends.

      (a) Subject to the terms of Section 8 and Section 2(b) below, dividends on each outstanding share of Series A Preferred Stock will accrue cumulatively on a daily basis during each fiscal quarter of the Corporation at an annual rate of $6.60 per share of the Series A Preferred Stock (appropriately adjusted to reflect the occurrence of any stock split, combination, reclassification or similar event affecting the Series A Preferred Stock) (the "Dividend Rate"), and will be payable, on the first day of each fiscal quarter, in arrears (each such date, a "Series A Dividend Payment Date"). Any calculation of accrued dividends pursuant to the provisions of this Section 2(a) will be made based on a 365-day year and on the number of days actually elapsed during any fiscal quarter of the Corporation.

            (1) Subject to Section 2(b) below, all dividends payable on the Series A Preferred Stock shall be payable in the form of either: (i) cash, out of funds legally available therefor, or (ii) shares of Common Stock (a "PIK Dividend"), or (iii) a combination of cash and PIK Dividends. The form of the dividend will be determined by the Corporation in its sole and absolute discretion. If the Corporation elects to pay any portion of a dividend in cash, but is unable to do so for any reason, then such portion of the dividend due and payable shall be paid in the form of a PIK Dividend. If the Corporation elects to pay any portion of a dividend in the form of a PIK Dividend, the shares of Common Stock so issued will be valued at the Closing Price on the Trading Day immediately preceding the applicable Series A Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock or any scrip representing fractional shares of Common Stock upon payment of a PIK Dividend. If any fractional share of Common Stock otherwise would be issuable upon the payment of a PIK Dividend, the Corporation, at its option, may either make an adjustment thereof in cash at the current market value thereof to the holder of Series A Preferred Stock, or round the fractional shares up to the nearest whole share, provided that if such holder holds more than one share of

      Series A Preferred stock, the number of full shares that shall be issuable upon payment of a PIK Dividend shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock held of record by such holder. As used herein, "Trading Day" shall mean each day on which the primary securities exchange or quotation system or over-the-counter market on which the Company's Common Stock is listed or otherwise available for trading is open for trading or quotation; and "Closing Price" of a single share of Common Stock on any Trading Day shall mean the closing sale price per share for the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices) on such Trading Day on the principal United States national securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national securities exchange, as reported by the Nasdaq, or, if the Common Stock is not listed on the Nasdaq, the principal United States regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States regional stock exchange, as reported by the principal over-the-counter market on which the Common Stock is traded, including the Over the Counter Bulletin Board (the "OTCBB") or the National Quotation Service Bureau (commonly knows as the "Pink Sheets") or successor markets. All shares of Stock issued pursuant to a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable.

            (2) Upon any conversion of Series A Preferred Stock pursuant to
      Section 5, all accrued but unpaid dividends on the Series A Preferred Stock so converted, whether or not declared, shall, immediately prior to such conversion, be paid in the form set forth in Section 2(a)(1) above or Section 2(b) below, as the case may be.

            (3) No dividends or other distributions will be paid, declared or set apart with respect to the Junior Stock (as defined in Section 3 below) if, and for so long as, the Corporation fails to make payment of any dividend due and payable in respect of the Series A Preferred Stock. No dividend of cash or other property or other distribution (other than a stock dividend giving rise to an adjustment under Section 5 below) shall be paid, or declared and set apart for payment on any share of Common Stock or any other class or series of Junior Stock, unless a pro rata dividend or other distribution is paid, or declared and set apart for payment, with respect to all outstanding shares of Series A Preferred Stock, on an as-converted basis.

      (b) If the Corporation fails to redeem by the third anniversary of the Original Issue Date (as defined in Section 5(d)), all of the then outstanding shares of Series A Preferred Stock in accordance with the terms and conditions of Section 8, then the Dividend Rate shall thereafter increase to $11.20 per share of the Series A Preferred Stock and will be payable, on the first day of each fiscal quarter, in arrears. In addition, in the event of the failure to redeem on such date, and notwithstanding any other provision herein contained, all dividends payable on the Series A Preferred Stock shall thereafter be payable exclusively in cash, out of funds legally available therefor.

      3.    Liquidation, Dissolution or Winding Up.

      (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal $80.00 per share of Series A Preferred Stock (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations or other similar events affecting the shares of Series A Preferred Stock) (the "Original Purchase Price") plus an amount equal to all accrued and unpaid dividends on the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

      (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders on a pro-rata basis.

      (c) The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof, the sale, by the Corporation to a unaffiliated third party, of equity securities representing in excess of fifty percent (50%) of the voting securities of the Corporation on a fully-diluted basis, the sale of all or substantially all the assets of the Corporation, or the consummation of a voluntary going private transaction by the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3, but only if, in the case of a merger, after giving effect to such merger, the securities of the surviving corporation received by former holders of the Corporation's securities as a result of their ownership of the Corporation's securities represent fifty percent (50%) or less of any surviving entity's voting securities. The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

      4.    Voting.

      (a) Except as set forth herein, the Series A Preferred Stock shall have no voting rights. At any time when at least 33 1/3% of the originally issued shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

            (i) amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;

            (ii) increase or decrease the number of authorized shares of Series A Preferred Stock;

            (iii) create any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation shall be by means of amendment to the Articles of Organization of the Corporation or by merger, consolidation, reclassification or otherwise; or

            (iv) purchase or redeem, or set aside any sums for the purchase or redemption of, any shares of Common Stock, except for the repurchase of shares of Common Stock held by officers, employees, directors or consultants of the Corporation which are subject to restrictive employment agreements, stock purchase agreements or stock restriction agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment.

      5. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time (subject to Section 8(c) hereof), into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Purchase Price by the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be $8.00. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

      In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

            (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

            (c)   Mechanics of Conversion.

                  (i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                  (ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                  (iii) Upon any such conversion, no adjustment to the
            Conversion Price shall be made for any declared and unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                  (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                  (v) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the sale of securities.

            (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which a share of a series of Preferred Stock was first issued (such date to be referred to as the "Original Issue Date" for such series of the Preferred Stock) effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series of Preferred Stock then in effect by a fraction:

                  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

      provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series of Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

            (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such series of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Preferred Stock.

            (g) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 3(c)), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

            (i) No Impairment. The Corporation will not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

            (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

            (k)   Notice of Record Date. In the event:

                  (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                  (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                  (iii) of any reclassification of the Common Stock of the
            Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                  (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

            then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least five (5) days prior to the record date specified in
            (A) below or twenty (20) days before the date specified in
            (B) below, a notice stating

                        (A)   the record date of such dividend,
                  distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                        (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

      6.    Mandatory Conversion.

      (a) If the Closing Price of the Common Stock shall exceed one hundred fifty percent (150%) of the Conversion Price for 20 consecutive Trading Days, then at such time all the outstanding shares of Series A Preferred Stock shall automatically convert into shares of Common Stock on the basis set forth in Section 5.

      (b) All holders of record of shares of Series A Preferred Stock will be given written notice within ten (10) days of the date of mandatory conversion of all such shares of Series A Preferred Stock pursuant to this
Section 6. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Within ten (10) days of receipt of such notice of mandatory conversion, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock into which such holder is entitled pursuant to this Section 6. On the date of mandatory conversion, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

      (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

      7. Holder Redemption. The holders of shares of Series A Preferred Stock shall have no redemption rights for those shares, and are subject to redemption at the option of the Corporation as set forth in Section 8 below.

      8. Corporation Optional Redemption. On the third (3rd) anniversary from the Original Issue Date of the shares of Series A Preferred Stock, the Corporation may elect, in its sole and absolute discretion, to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock for an amount equal to the Original Purchase Price (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations or other similar events affecting the shares of Series A Preferred Stock) plus accrued and unpaid dividends (the "Redemption Price"). The aggregate Redemption Price shall be payable, in cash, out of funds legally available therefor, to the respective holders of the Series A Preferred Stock on the date upon which the Series A Preferred Stock is redeemed under this Section 8, shall be the third (3rd) anniversary of the Original Issue Date, unless such date shall fall on a weekend or holiday as recognized in the Commonwealth of Massachusetts in which case such date shall fall on the next business day (the "Redemption Date").

            (a) Redemption Mechanics. At least 30 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, overnight delivery, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Preferred Stock notifying such holder of the redemption and specifying the applicable Redemption Price, such Redemption Date, the number of shares of Series A Preferred Stock to be redeemed from such holder and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Preferred Stock (except the right to receive the applicable Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (b) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Redemption Price by certified check or wire transfer.

            (c) Holder's Option to Convert. In the event the Corporation elects to redeem the Series A Preferred Stock in accordance with the terms of this Section 8, the holder of any such shares shall have the right to convert such shares into fully paid, non-assessable shares of Common Stock in accordance with the provisions of Section 5(c) above, at any time on or prior to the twentieth (20th) day following the date on which the Redemption Notice is first mailed, and no share of Series A Preferred Stock with respect to which a holder has timely complied with the certificate delivery and other requirements of
      Section 5(c) shall be subject to redemption pursuant to this
      Section 8. Notwithstanding any other provision herein contained, all Conversion Rights shall terminate if not exercised on or prior to the twentieth (20th) day following the date on which the Redemption Notice is first mailed.

SIGNED UNDER THE PENALTIES OF PERJURY, this   7th   day of   May    , 2004,
                                            -------        ---------    --

/s/   Peter J. Murphy                     , *President/XXXXXXXXXXXXXXX,
    --------------------------------------

/s/   Edward D. Kutchin                   , *Clerk/XXXXXXXXXXXXXXXXXXX,
    --------------------------------------

*     Delete the inapplicable words.

                      THE COMMONWEALTH OF MASSACHUSETTS

                      CERTIFICATE OF VOTE OF DIRECTORS
                  ESTABLISHING A SERIES OF A CLASS OF STOCK
                  (General Laws, Chapter 156B, Section 26)


                       ==============================


I hereby approve the within Certificate of Vote of Directors and, the filing fee in the amount of $ ________ having been paid, said certificate is deemed to have been filed with me this ______ day of ________ , 20__.



Effective date: ___________________________



                           WILLIAM FRANCIS GALVIN
                        Secretary of the Commonwealth



                        TO BE FILED IN BY CORPORATION
                    Photocopy of document to be sent to:

                       Edward D. Kutchin, Esq.
                  ---------------------------------------
                       Kuthchin & Rufo, P.C.
                  ---------------------------------------
                       155 Federal Street, 17th Floor
                       Boston, MA 02110-1727
                  ---------------------------------------

                  Telephone:  (617) 542-3000
                             ----------------------------